As filed with Securities and Exchange Commission on March 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Lipella Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2388040
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

7800 Susquehanna St., Suite 505

Pittsburgh, PA

(412) 894-1853

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Lipella Pharmaceuticals Inc. Amended and Restated 2020 Stock Incentive Plan

(Full Title of the Plan)

Jonathan Kaufman

Chief Executive Officer

7800 Susquehanna St.
Suite 505
Pittsburgh, PA 15208
(412) 894-1853

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Danovitch, Esq.

Sullivan & Worcester LLP

1633 Broadway, 32nd Floor

New York, New York 10019

(212) 660-3060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Lipella Pharmaceuticals Inc. (the “Registrant”) for the purpose of registering an aggregate of 1,000,000 shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) issuable under the Lipella Pharmaceuticals Inc. Amended and Restated 2020 Stock Incentive Plan (the “Plan”).

On November 21, 2022, the Registrant’s board of directors and the holders of a majority of the outstanding shares of the Registrant’s voting stock approved an amendment and restatement of the Registrant’s stock incentive plan to, among other things, increase the number of shares of Common Stock available for issuance under such incentive plan from 2,500,000 shares of Common Stock to 3,500,000 shares of Common Stock. On December 22, 2022, the Registrant effected a 1-for-2.5 reverse stock split of all outstanding shares of its Common Stock (the “Reverse Split”), and, pursuant to the terms of the Plan, the number of shares of Common Stock reserved to be issued under the 2022 Plan was decreased to 1,400,000. On November 21, 2023, the Registrant’s board of directors and the holders of a majority of the shares cast of the Registrant’s voting stock approved an amendment to the Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 1,400,000 shares to 2,400,000 shares.

The Common Stock share amounts stated in the first paragraph are presented on a post-split basis and reflect the Reverse Split.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 27, 2024; and

(2)	the description of the Registrant’s Common Stock contained in (i) the Registrant’s Registration Statement on Form 8-A, filed with the Commission on December 19, 2022, pursuant to Section 12(b) of the Exchange Act and (ii) Exhibit 4.2—Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 31, 2023.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the Commission), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for certain breaches of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (4) transactions from which the director received an improper personal benefit.

Section 145 of the DGCL (“Section 145”) authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities (including attorney’s fees, judgments, fines and expenses) they may incur in their capacities as such in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of such actions. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 also authorizes a corporation to advance expenses incurred in defending such actions, suits or proceedings in advance of their final disposition. Section 145 empowers the corporation to purchase and maintain insurance on behalf of any directors, officers, employees and agent, against any liability asserted against such person and incurred by such person in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Company’s second amended and restated certificate of incorporation includes provisions eliminating the personal liability of the Company’s directors to the fullest extent permitted by the DGCL, and the Company’s second amended and restated bylaws include provisions indemnifying the Company’s directors and officers to the fullest extent permitted by the DGCL. In addition, we have entered into indemnification agreements with all of our directors and executive officers, which require us to indemnify such individuals against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. We also maintain a directors’ and officers’ liability insurance policy to insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburse us for those losses for which we have lawfully indemnified the directors and officers. Such policy contains various exclusions.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Title
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(i)(a) to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2023).

4.2	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1(i)(b) to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023).

4.3	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1(ii) to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2023).

4.4	Lipella Pharmaceuticals Inc. 2020 Stock Incentive Plan, as amended and restated (filed herewith).

4.5	Form of Option Agreement for Lipella Pharmaceuticals Inc. Amended and Restated 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on November 28, 2022 (Registration No. 333-266397)).

4.6	Form of Restricted Stock Unit Agreement for Lipella Pharmaceuticals Inc. Amended and Restated 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on November 28, 2022 (Registration No. 333-266397)).

5.1	Opinion of Sullivan & Worcester LLP (filed herewith).

23.1	Consent of Urish Popeck & Co., LLC (filed herewith).

23.2	Consent of Sullivan & Worcester LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

107	Filing Fee Table (filed herewith).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania on the 15th day of March, 2024.

LIPELLA PHARMACEUTICALS Inc.

By:	/s/ Jonathan Kaufman
Jonathan Kaufman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jonathan Kaufman his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Date: March 15, 2024	By:	/s/ Jonathan Kaufman
Jonathan Kaufman
President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Date: March 15, 2024	By:	/s/ Douglas Johnston
Douglas Johnston
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Date: March 15, 2024	By:	/s/ Michael Chancellor
Michael Chancellor
Chief Medical Officer and Director

Date: March 15, 2024	By:	/s/ Lori Birder
Lori Birder
Director

Date: March 15, 2024	By:	/s/ Daniel R. Cohen
Daniel R. Cohen
Director

Date: March 15, 2024	By:	/s/ Byong (Christopher) Kim
Byong (Christopher) Kim
Director

Date: March 15, 2024	By:	/s/ Ryan Pruchnic
Ryan Pruchnic
Director

Date: March 15, 2024	By:	/s/ Naoki Yoshimura
Naoki Yoshimura
Director